Exhibit 99.1

Descrypto Holdings Enters into a Definitive Agreement to Acquire OpenLocker, Inc.

This Marks the First Acquisition by Descrypto in its Plan to Lead the way in the Digitization of Sports Related Assets

West Palm Beach, FL. May 24, 2022 – Descrypto Holdings, Inc. (“Descrypto” or the “Company”) (OTC: DSRO) a sports and entertainment focused NFT and blockchain holding company is pleased to announce that it has entered into an Agreement to acquire OpenLocker, Inc.

In a transaction valued at approximately $5,000,000, Descrypto will acquire OpenLocker Inc. (the “Acquisition”) with Descrypto common stock.

OpenLocker, based in Red Bank, N.J., is a leading innovator in utilizing Blockchain technology to provide digital ownership of NFT’s for college athletes as well as thoroughbred racing’s biggest stars.

“We are very pleased to have entered into this Agreement with OpenLocker. The company has proven through completed Name, Image and Likeness (N.I.L.) deals that it has the right formula for success in this growing space. We see a tremendous opportunity for further growth with the OpenLocker Brand. We look forward to sharing our progress with our shareholders.” said Howard Gostfrand, CEO of Descrypto Holdings, Inc.

Brian Klatsky, CEO and Founder of OpenLocker commented “Our acquisition by Descrypto provides even more depth and growth opportunities than we could have had as a private company. This is a powerful alliance that presents a very compelling investment opportunity for investors.”

Descrypto Holdings, Inc. is a diversified sports and entertainment NFT and blockchain platform and holding company. We are focused on NFT and blockchain infrastructure providing investors an opportunity to invest directly into the emerging industry with exponential growth opportunities. Descrypto is focused on delivering shareholder value by acquiring and developing high-quality companies and key personnel while increasing the value and adoption of blockchain technologies worldwide.

This press release contains forward-looking statements. All statements other than statements of historical facts included in this press release are forward-looking statements. In some cases, forward-looking statements can be identified by words such as “believe,” “expect,” “anticipate,” “plan,” “potential,” “continue” or similar expressions. Such forward-looking statements include risks and uncertainties, and there are important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. These factors, risks and uncertainties are discussed in the Company’s filings with the Securities and Exchange Commission. Investors should not place any undue reliance on forward-looking statements since they involve known and unknown, uncertainties and other factors which are, in some cases, beyond the Company’s control which could, and likely will, materially affect actual results, levels of activity, performance or achievements. Any forward-looking statement reflects the Company’s current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to operations, results of operations, growth strategy and liquidity. The Company assumes no obligation to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

For more information visit: www.descrypto.io.
Investor Contact
Howard Gostfrand, CEO
hgostfrand@descrypto.io